Exhibit 99.3

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2018 (the “Closing Date”), MasterCraft Boat Holdings, Inc., collectively referred to as “we,” “our,” “MasterCraft,” or the “Company,” purchased all of the outstanding units of Crest Marine LLC (the “Acquisition”), for a purchase price of approximately $80 million, subject to certain adjustments, including customary adjustments for the amount of working capital in the business,  as set forth in the Membership Interest Purchase Agreement. The Company funded the purchase price primarily with borrowings under its Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”).  The Amended Credit Agreement provides the Company with a $190 million senior secured credit facility, consisting of a $75 million term loan, an $80 million term loan and a  $35 million revolving credit facility. The Amended Credit Agreement bears interest, at the Company’s option, at either the prime rate plus an applicable margin ranging from 0.5% to 1.5%, or at an adjusted London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 1.5% to 2.5%, in each case based on the Company’s senior leverage ratio. Based on the Company’s current senior leverage ratio, the applicable margin for loans accruing interest at the prime rate is 1.25% and the applicable margin for loans accruing interest at LIBOR is 2.25%. The Amended Credit Agreement is secured by a first-priority security interest in substantially all of the Company’s assets. Obligations under the Amended Credit Agreement are guaranteed by the Company and secured by the assets of each of its domestic subsidiaries. The Amended Credit Agreement contains a number of covenants that, among other things, restrict the Company’s ability to, subject to specified exceptions, incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve; engage in businesses that are not in a related line of business; make loans, advances or guarantees; pay dividends or make other distributions; engage in transactions with affiliates; and make investments. The Company is also required to maintain a specified consolidated fixed charge coverage ratio and a specified total leverage ratio. The Amended Credit Agreement includes customary events of default, including, but not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, defaults under any security documents, and a change of control. The Term Loans will mature, and all remaining amounts outstanding thereunder will be due and payable on October 1, 2023.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical combined financial statements of Crest Marine LLC ("Crest") and is intended to provide information about how the Acquisition of Crest and related financing may have affected the Company’s historical consolidated financial statements. The unaudited pro forma condensed combined statements of operations information for the twelve months ended June 30, 2018 is presented as if the Acquisition and related financing occurred on July 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the Acquisition and related financing had occurred on June 30, 2018. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that we believe are reasonable at the time of the filing of this report on Form 8-K/A.

The Company and Crest have different year ends. The Company’s fiscal year end is June 30 and Crest’s  year end is December 31. As the year ends differ by more than 93 days, the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 30, 2018 was derived from i) the Company’s audited consolidated statement of operations for the fiscal year ended June 30, 2018 and ii) Crest's condensed consolidated statement of operations for the twelve months ended June 30, 2018, which was derived by adding the historical financial information included in Crest’s audited Statement of Earnings for the year ended December 31, 2017 and Crest’s unaudited Statement of Earnings for the six months ended June 30, 2018, and excluding Crest’s unaudited Statement of Earnings for the six months ended June 30, 2017.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations would have been had we completed the Acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

Crest's assets and liabilities are recorded at their estimated fair values. Pro forma purchase price allocation adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired. The unaudited pro forma condensed combined statements of operations do not reflect the realization of any expected cost savings and other synergies resulting from the Acquisition as a result of any cost saving initiatives planned subsequent to the closing of the Acquisition and related financing, nor do they reflect any nonrecurring costs directly attributable to the Acquisition and related financing.

The accounting policies used in the presentation of the following unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2018. Certain reclassifications of amounts contained in Crest’s historical statements of income have been made to conform to the Company's accounting policies.

The unaudited pro forma condensed combined consolidated financial statements along with the assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical consolidated financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018 and Crest’s historical financial statements included in Exhibits 99.1 and 99.2 contained in this Form 8-K/A.

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Fiscal Year Ended June 30, 2018

(In thousands, except share data)

	MasterCraft Boat Holdings, Inc. Historical	Crest Marine LLC Historical			MasterCraft Boat Holdings, Inc.
	Fiscal Year Ended June 30, 2018	Twelve Months Ended June 30, 2018	Pro Forma Adjustments		Pro Forma Combined
NET SALES	$332,725	$74,177	$(1,341)	(a)	$405,561
COST OF SALES	242,361	59,786	449	(b)	302,596
GROSS PROFIT	90,364	14,391	(1,790)		102,965
OPERATING EXPENSES:
Selling and marketing	13,011	2,714	—		15,725
General and administrative	19,773	5,769	(1,905)	(c)	23,637
Amortization of intangible assets	1,597	—	1,849	(d)	3,446
Total operating expenses	34,381	8,483	(56)		42,808
OPERATING INCOME	55,983	5,908	(1,734)		60,157
OTHER EXPENSE (INCOME):
Interest expense	3,474	22	3,296	(e)	6,792
Other	—	—	—		—
INCOME BEFORE INCOME TAX EXPENSE	52,509	5,886	(5,030)		53,365
INCOME TAX EXPENSE	12,856	—	273	(f)	13,129
NET INCOME (LOSS)	$39,653	$5,886	$(5,303)		$40,236

WEIGHTED AVERAGE SHARES USED FOR COMPUTATION OF:
Basic earnings (loss) per share	18,619,793				18,619,793
Diluted earnings (loss) per share	18,714,531				18,714,531

(a)	Reflects reclassifications of floor plan discounts from cost of sales to net sales to conform the presentation of Crest's financial information to MasterCraft's presentation.
(b)

Reflects reclassifications of $1,341 for floor plan discounts from cost of sales to net sales, $1,577 for reclassifications for transportation expenses from general and administrative to cost of sales, $163 for reclassifications for rent expenses from general and administrative to cost of sales, reclassifications of $165 for building maintenance expenses from general and administrative to cost of sales and a reduction of $115 in depreciation expense due to estimated fair value step down in tangible assets assumed for pro forma purposes. Excludes the increase of $382 attributable to the nonrecurring estimated fair value step up in inventory assumed as part of the Acquisition.

(c)

Reflects reclassifications of $1,577 for transportation expenses from general and administrative to cost of sales, reclassifications of $163 for rent expenses from general and administrative to cost of sales, and reclassifications of $165 for building maintenance expenses from general and administrative to cost of sales to conform the presentation of Crest’s financial information to MasterCraft’s presentation.

(d)	Reflects the amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition.
(e)

Reflects increased interest expense resulting from the borrowings in connection with the Acquisition based on the current interest rate of 4.28%. The Company, in connection with the Acquisition, entered into the Amended Credit Agreement and used the proceeds from the $80 term loan under the Amended Credit Agreement to fund the payment of the Acquisition purchase price.

(f)

Represents the income tax impact of the pro forma adjustments based on the applicable blended rate, including, (i) interest expense on the Company's additional proceeds from the new term loan assumed to finance the Acquisition, (ii) amortization expense of intangible assets assumed acquired as part of the Acquisition, and (iii) depreciation expense for tangible assets assumed as part of the Acquisition.

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Consolidated Balance Sheet (Unaudited)

As of June 30, 2018

(In thousands, except share data)

	MasterCraft Boat Holdings, Inc. Historical	Crest Marine LLC Historical			MasterCraft Boat Holdings, Inc.
	As of June 30, 2018	As of June 30, 2018	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,909	$3,795	$(2,586)	(a)	$9,118
Accounts receivable — net	5,515	4,757	—		10,272
Inventories — net	20,467	7,400	382	(b)	28,249
Prepaid expenses and other current assets	3,295	117	—		3,412
Total current assets	37,186	16,069	(2,204)		51,051
Property, plant and equipment — net	22,265	2,495	(631)	(c)	24,129
Intangible assets — net	51,046	—	35,245	(d)	86,291
Goodwill	65,792	—	33,013	(e)	98,805
Deferred debt issuance costs — net	383	—	179	(f)	562
Other	252	—	—		252
Total assets	176,924	18,564	65,602		261,090
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	17,266	3,095	799	(g)	21,160
Income tax payable	705	—			705
Accrued expenses and other current liabilities	27,866	1,174			29,040
Current portion of long term debt, net of unamortized debt issuance costs	5,069	427	5,846	(h)	11,342
Total current liabilities	50,906	4,696	6,645		62,247
Long term debt, net of unamortized debt issuance costs	70,087	116	73,508	(h)	143,711
Deferred income taxes	1,427	—			1,427
Unrecognized tax positions	1,982	—			1,982
Total liabilities	124,402	4,812	80,153		209,367
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,637,445 shares at June 30, 2018	187	—	—		187
Member units		13,752	(13,752)	(i)	—
Additional paid-in capital	114,052	—	—		114,052
Accumulated deficit	(61,717)	—	(799)	(g)	(62,516)
Total stockholders' equity	52,522	13,752	(14,551)		51,723
Total liabilities and stockholders' equity	$176,924	$18,564	$65,602		$261,090

(a)	Reflects cash proceeds used by the Company to fund the Acquisition.
(b)

Represents an increase of $382 in the estimated fair value of inventory. The allocation of fair value to inventory is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation estimate has not been completed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(c)

Represents the decrease in estimated fair value of tangible assets for pro forma purposes. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation estimate has not been completed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(d)

Reflects the preliminary estimate of the fair value of the acquired intangible assets, including trade name, customer relationship assets and non-compete agreements with key employees. The purchase price allocated to these intangible assets was based on management’s estimate of the fair value of assets purchased and has not been subject to an independent valuation at the time of this report.

(e)

Reflects the estimated amount of goodwill acquired at the date of the Acquisition. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of Acquisition will vary from goodwill presented in the unaudited pro forma condensed combined balance sheet due to changes in the net book value of intangible assets during the period presented through the date of acquisition as well as results of an independent valuation, which has not been completed at the time of this report.

(f)	Reflects additional debt financing costs incurred by MasterCraft in connection with the Amended Credit Agreement that are attributable to the revolving credit facility.
(g)	Reflects additional non-recurring transaction costs incurred by MasterCraft that are directly attributable to the Acquisition.
(h)

Reflects borrowings net of debt issuance costs under the Amended Credit Agreement used to repay the Company's previously existing term loan, fund the Acquisition and pay certain fees and expenses related to entering into the Credit Agreement.

(i)	Represents the elimination of the historical owners' equity interest in Crest.